Exhibit 10.6

DELL INC. SPECIAL INCENTIVE BONUS PLAN

Dell Inc., a Delaware corporation, adopts this Dell Inc. Special Incentive Bonus Plan for the purpose of rewarding designated executive employees for helping the Company meet or exceed its pre-defined performance goals, for attaining designated individual performance goals, and for acting in a manner consistent with the Company’s mission and values.

1.	Definitions

As used herein, the following terms shall have the respective meanings indicated:

1.1 “Bonus Payment” shall mean the amount payable for a Plan Year to an Eligible Executive, as determined by the Committee pursuant to the terms of the Plan.

1.2 “Bonus Target” shall mean, for each Eligible Executive, the target bonus payment established for the Plan Year by the Committee.

1.3 “Committee” shall mean the Leadership Development and Compensation Committee.

1.4 “Company” shall mean Dell Inc., a Delaware corporation.

1.5 “Eligible Executive” shall mean each senior management and/or executive employee of the Company or any of its subsidiaries that the Committee determines, in its discretion, is eligible to participate in the Plan for a Plan Year.

1.6 “Performance Modifier” shall mean a percentage modifier, determined by the Committee, based on the Eligible Executive’s performance against one or more criteria established by the Committee for the Plan Year. The Plan Year performance criteria established by the Committee may include, without limitation, the Company, business unit, or individual performance against financial metrics, non-financial metrics, strategic objectives, or such other measures as the Committee may determine.

1.7 “Plan” shall mean the Dell Inc. Special Incentive Bonus Plan.

1.8 “Plan Year” shall mean the Company’s fiscal year performance period.

2.	Eligibility

Eligibility under this Plan is limited to Eligible Executives as designated by the Committee in its sole and absolute discretion. No employee is an Eligible Executive until such designation has occurred. Because employee retention is an important objective of this Plan, an Eligible Executive who separates from employment prior to the date the Bonus Payments are paid will not receive payment of his or her Bonus Payment unless designated by the Committee. Any incentive award payment amounts that are not paid as a result of (i) a termination of employment prior to date the Bonus Payments are paid, or (ii) a failure by the Company or an Eligible Executive, as applicable, to achieve designated objectives, will be forfeited.

3.	Bonus Payment Calculation

3.1 Each Eligible Executive who satisfies the conditions for receipt of a Bonus Payment for a Plan Year will receive a Bonus Payment equal to the product of the Eligible Executive’s Bonus Target for the Plan Year multiplied by the Eligible Executive’s Performance Modifier for the Plan Year.

3.2 An Eligible Executive’s Performance Modifier for a Plan Year shall be determined by the Committee in its discretion, based on the Eligible Individual’s performance against one or more key individual performance indicators specified by the Committee for the Plan Year and such other factors which the Committee deems relevant from time to time.

3.3 Notwithstanding anything in the Plan to the contrary, subject to the provisions of applicable law, the Committee shall have complete and absolute authority and discretion to reduce the Performance Modifier, or the amount of any Bonus Payment that would otherwise be payable to an Eligible Executive (including a reduction to zero) for any reasons that the Committee shall deem appropriate. The exercise of the Committee’s discretion pursuant to this Section 3(3) with respect to any Eligible Executive shall not have the effect of increasing the Bonus Payment that is payable to any other Eligible Executive.

4.	Terms and Conditions

Award under this Plan will be subject to such additional terms, provisions and conditions that the Committee determines are appropriate. Such terms and conditions may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the recipient through the Company’s normal process for communicating electronically with its employees. As a condition to participating in this Plan and, if applicable, receiving a Bonus Payment, each Eligible Executive must accept and agree to such terms, provisions and conditions in such a manner as the Committee may prescribe.

5.	Payment of Special Incentive Bonuses

Bonus Payments shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, provided that the Bonus Payments will be paid no later than the 15th day of the third month of the Plan Year following the end of the Plan Year for which such amounts were earned.

6.	General Provisions

6.1 Taxes. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Bonus Payment.

6.2 Inapplicability in Certain Jurisdictions. The Plan will not be available to Employees who are subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Committee.

6.3 No Right to Compensation or Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, or the Committee with respect to the Plan shall be held or construed to confer upon any person (i) any legal right to receive, or any interest in, a Bonus Payment or any other benefit under the Plan or (ii) any legal right to continue to serve as an employee of the Company or any subsidiary or affiliate of the Company. The Plan and any individual award is offered as a gratuitous award at the sole discretion of the Company. The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an Eligible Executive to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’s rights to increase or decrease the compensation of any Eligible Executive, except as otherwise required under applicable law.

Except as explicitly provided by law, the awards shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Awards are not to be taken into account for determining overtime pay, severance pay, termination pay, pay in lieu of notice, or any other form of pay or compensation.

6.4 Plan Subject to Change. Except as explicitly provided by law, this Plan is provided at the Company’s sole discretion and the Committee may modify or terminate it at any time, prospectively or retroactively. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

6.5 Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Executive’s rights to payment under the Plan shall be limited to those of an unsecured general creditor of the Company.

6.6 Compliance with Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code, regulations, rulings and other guidance issued there under, and shall be interpreted and administered accordingly. This Plan is intended to be excluded from coverage under Section 409A of the Internal Revenue Code pursuant to the “short-term deferral exception” under Section 1.409A-1(b)(4). If any provision of this Plan would otherwise conflict with this intent, the Company may amend the Plan to the extent necessary to comply with Section 409A of the Internal Revenue Code.

6.7 Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

7.	Administration

7.1 General Administrative Powers. The general administration of the Plan and the duty to carry out its provisions shall be vested in the Committee. The Committee shall have the power to make reasonable rules and regulations required in the administration of the Plan, to make all determinations necessary for the Plan’s administration, to construe and interpret the Plan wherever necessary to carry out its intent and purpose, and to facilitate its administration. The Committee shall have the exclusive right to determine eligibility for coverage and benefits under the Plan and the Committee’s good faith interpretation of the Plan shall be binding and conclusive on all persons. Any dispute as to eligibility, type, amount, or duration of benefits under the Plan or any amendment or modification thereof shall be resolved by the Committee under and pursuant to the Plan, in its sole and absolute discretion, and its decision of the dispute shall be binding and final on all parties to the dispute.

Any claims for payments under the Plan or any other matter relating to the Plan must be presented in writing to the Committee within 60 days after the event that is the subject of the claim. The Committee will then provide a response within 60 days, which shall be final and binding.

7.2 Delegation. The Committee may delegate any or all of its authority and responsibilities with respect to the Plan, including without limitation the authority to determine Eligible Executives,

establish performance criteria for an, Eligible Executive, and the authority to determine an Eligible Executive’s Performance Modifier or Bonus Amount, on such terms and conditions as it considers appropriate, to the members of the Company’s management as it may determine. All references to “Committee” herein shall include those persons to whom the Committee has properly delegated authority and responsibility pursuant to this subsection.

8.	Governing Law

The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

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